Exhibit (a)(4)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Caminus Corporation
at
$9.00 Per Share
by
Rapid Resources Inc.,
a wholly owned subsidiary of

SunGard Data Systems Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 26, 2003, UNLESS THE OFFER IS EXTENDED.

January 29, 2003

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

We have been engaged by Rapid Resources Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of SunGard Data Systems Inc., a Delaware corporation (“SunGard”), to act as the information agent (the “Information Agent”) in connection with the Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Caminus Corporation, a Delaware corporation (“Caminus”), at a price of $9.00 per share (the “Offer Price”), in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase, dated January 29, 2003 (the “Offer to Purchase”), and in the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Wells Fargo Bank Minnesota, N.A. (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedure set forth in the Offer to Purchase.

Enclosed herewith are copies of the following documents:

1.    The Offer to Purchase dated January 29, 2003;

2.    The Letter of Transmittal to be used by stockholders of Caminus to tender Shares in the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used to tender Shares);

3.    A letter to stockholders of Caminus from the President and Chief Executive Officer of Caminus accompanied by Caminus’ Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Caminus, which includes the recommendation of Caminus’ board of directors that Caminus stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

4.    A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.    Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

6.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.    Return envelope addressed to Wells Fargo Bank Minnesota, N.A. as the Depositary for the Offer.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, February 26, 2003, unless the Offer is extended.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), that number of Shares that, together with the Shares then solely beneficially owned by the Purchaser and SunGard (if any), represent a majority of the number of Shares constituting the sum of all then outstanding Shares of Caminus common stock, plus all Shares of Caminus common stock issuable upon the exercise of all then outstanding options (which number of Shares is referred to as Caminus’s “Adjusted Outstanding Shares” herein). Certain of Caminus’s directors, executive officers and affiliated stockholders have entered into a Tender and Voting Agreement, dated as of January 20, 2003, with SunGard and the Purchaser pursuant to which they have agreed, in their capacity as stockholders of Caminus, to tender substantially all of their Shares of Caminus common stock, as well as any additional Shares of Caminus common stock which they may acquire (pursuant to Caminus stock options or otherwise), to the Purchaser in the Offer. As of January 19, 2003, such directors, executive officers and affiliated stockholders held in the aggregate (including Shares issuable upon exercise of stock options) 5,099,416 Shares of Caminus common stock, which represented approximately 28% of Caminus’s Adjusted Outstanding Shares as of such date. The Offer is subject to certain other conditions contained in Section 13 of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated January 20, 2003 (the “Merger Agreement”), by and among SunGard, the Purchaser and Caminus pursuant to which, following the purchase of Shares of Caminus common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Caminus (the “Merger”), with Caminus surviving the Merger as a wholly owned subsidiary of SunGard. As a result of the Merger, each outstanding Share (other than Shares owned by SunGard, the Purchaser, Caminus or any wholly-owned subsidiary of SunGard or Caminus, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

Caminus’s board of directors has, at a meeting held on January 18, 2003, by the unanimous vote of all directors of Caminus, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of Caminus; (ii) approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger; and (iii) declared that the Merger Agreement is advisable. Accordingly, the Caminus board of directors unanimously recommends that the stockholders of Caminus tender their Shares of Caminus common stock pursuant to the Offer and vote to adopt the Merger Agreement at any meeting of stockholders of Caminus that may be called to consider such adoption.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser and not properly withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase), must be received by the Depositary prior to the Expiration Date of the Offer or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date of the Offer.

Neither the Purchaser nor SunGard will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions regarding the Offer, and requests for additional copies of the enclosed material, may be directed to the Information Agent at the address and telephone number listed on the back cover of the Offer to Purchase.

Very truly yours,

D.F. KING & CO., INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, SUNGARD, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

3